Harbor Custom Development, Inc. Stockholders Authorize Reverse Stock Split at Special Meeting

TACOMA, Wash., February 17, 2023 (GLOBE NEWSWIRE) -- Harbor Custom Development, Inc. (Nasdaq: HCDI, HCDIP, HCDIW, HCDIZ) (“Harbor,” “Harbor Custom Homes®,” or the “Company”), an innovative real estate company involved in all aspects of the land development cycle, today announced Harbor’s stockholders voted in favor of a future Reverse Stock Split during a virtual special meeting held on Friday, February 17, 2023.

The stockholders voted to authorize a Reverse Stock Split of Harbor’s issued and outstanding shares of common stock at a ratio of between 1-for-3 and 1-for-25 at the discretion of the Board of Directors. Harbor anticipates implementing the Reverse Stock Split at any time before the end of the year to maintain the Company’s common stock listing on the Nasdaq Capital Market.

“With the support of our shareholders, we have achieved a significant objective with the passage of the Reverse Stock Split authorization. Implementing a reverse stock split will provide for our immediate compliance with the Nasdaq and broaden our opportunities to attract investment capital, strategic partners, and project financing. We thank the HCDI shareholders for their support and look forward to a successful 2023,” stated Jeff Habersetzer, Chief Operating Officer of Harbor Custom Development, Inc.

About Harbor Custom Development, Inc.
Harbor Custom Development, Inc. is a real estate development company involved in all aspects of the land development cycle including land acquisition, entitlements, construction of project infrastructure, home and apartment building, marketing, and sales of various residential projects in Western Washington's Puget Sound region; Sacramento, California; Austin, Texas and Punta Gorda, Florida. As a land developer and builder of apartments, and single-family luxury homes, Harbor Custom Development's business strategy is to acquire and develop land strategically based on an understanding of population growth patterns, entitlement restrictions, infrastructure development, and geo-economic forces. Harbor focuses on acquiring land with scenic views or convenient access to freeways and public transportation to develop and sell residential lots, new home communities, and multi-story apartment properties within a 20 to 60-minute commute of the nation's fastest-growing metro employment corridors.

Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "should," "believe,"

"expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations
Hanover International
IR@harborcustomdev.com
866-744-0974